Exhibit 99.3

EXTENDED STAY AMERICA ANNOUNCES DISTRIBUTIONS
FOR FIRST QUARTER 2018
- Distribution of $0.22 per Paired Share, an increase of 4.8% -
CHARLOTTE, N.C. - April 26, 2018 (GlobeNewswire) - Extended Stay America, Inc. (NYSE:STAY) and its subsidiary, ESH Hospitality, Inc., today announced that their Boards of Directors have declared a combined cash distribution of $0.22 per Paired Share for the first quarter of 2018, a 4.8% increase over the prior combined cash distribution of $0.21 per Paired Share. This includes a distribution of $0.16 per share payable to ESH Hospitality, Inc.’s Class A and Class B common shareholders and a distribution of $0.06 per share payable to Extended Stay America, Inc.’s common shareholders. These distributions will be payable on May 25, 2018 to shareholders of record as of May 11, 2018. This marks the fourth year in a row the Company has increased its combined cash distribution since going public.

About Extended Stay America
Extended Stay America, Inc. (“ESA”) is the largest integrated hotel owner/operator in North America.  Its subsidiary, ESH Hospitality, Inc. (“ESH”), is the largest lodging REIT in North America by unit and room count, with 598 hotels and approximately 66,000 rooms in the U.S. ESA manages all of ESH’s hotel properties in addition to 27 Extended Stay America branded hotels for third parties, providing over 8,000 jobs at Extended Stay America hotels and corporate headquarters. Extended Stay America® is the leading brand in the mid-priced extended stay segment, with approximately twice as many rooms as its nearest competitor. Visit www.esa.com for more information.

Contacts
Investors:	Media:
Rob Ballew	Terry Atkins
(980) 345-1546	(980) 345-1648
investorrelations@esa.com	tatkins@esa.com